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                                                     February 19, 2003

Via Facsimile
-------------
Mr. Michael Nelsen
19 Evon Drive
Syosset, NY 11791

                      Re: Employment at Acadia Realty Trust
                          ---------------------------------

Dear Mike:

         I am very pleased to make the following offer to you with regard to employment at Acadia Realty Trust as Senior Vice President and Chief Financial Officer. You shall report directly to me as President of the Company.

         Pursuant to our conversation, the following is our offer to you:

1. Base Salary:               $200,000 per annum less the car allowance
                              described below.

2. Bonus:                     For your first year of employment, you are
                              guaranteed a minimum cash bonus of $75,000, prorated for a partial year and payable after December 31, 2003. All future bonuses shall be discretionary and range from 25% to 50% of base salary.

3. Longterm Compensation:     You shall participate in a contemplated long term
                              compensation plan being proposed to the
                              shareholders of Acadia. I anticipate that the value of your participation in 2003 shall be approximately $75,000, as prorated. In the event that the plan is rejected by Acadia's shareholders, adjustments will be made in the cash portion of your compensation.

4. Duties:                    You will be responsible for all financial
                              reporting and activities of the Company, including preparation and delivery of reports to the Board of Trustees. As such, all accounting/financial personnel shall report to you.

5. Location:                  We expect to relocate our offices in the near
                              future to an office park in Westchester County,
                              most likely in the White Plains/Harrison area.
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6. Car Allowance:         You will be given up to $800 a month for your car
                          allowance (inclusive of loan or lease payments, insurance premiums and repairs). Gas and tolls for business related trips will be reimbursed separately.

7. Severance:             Your employment may be terminated at any time by
                          you or Acadia, subject to the provisions of this paragraph. You shall receive a severance package comparable to the package established for other senior executives of the Company (with the exception of certain change of control provisions). The agreement shall provide that you shall receive six months' salary and car allowance if you are terminated without Cause (defined as deliberate misrepresentation, willful misconduct, willful failure to perform your duties or conviction for felony) during the first year of employment and a full year's salary and car allowance after the first year of employment. If you resign or are terminated for Cause, no additional compensation or severance shall be due to you. Attached is a draft of the Severance
                          Agreement.

8. Vacation:              You shall be entitled to up to four weeks of
                          vacation annually.

9. Start Date:            We have agreed that you shall commence working at
                          Acadia on or before March 15, 2003.

         We look forward to having you join our team at Acadia. If this offer is acceptable, please acknowledge by faxing back to me an executed copy of this letter.

                                                  Very truly yours,

                                                  ACADIA REALTY TRUST


                                                  By: ______________________
                                                           Kenneth F. Bernstein
                                                           President

Accepted and Agreed to this
__ day of February, 2003.


_________________________
     Michael Nelsen